Exhibit 3.5.5

CERTIFICATE OF MERGER

MERGING

RAPID AIRCRAFT PARTS INVENTORY AND DISTRIBUTION COMPANY, LLC,

A KANSAS LIMITED LIABILITY COMPANY,

INTO

HAWKER BEECHCRAFT SERVICES, INC.,

A KANSAS CORPORATION

RAPID AIRCRAFT PARTS INVENTORY AND DISTRIBUTION COMPANY, LLC, a limited liability company organized and existing under the laws of the State of Kansas, and HAWKER BEECHCRAFT SERVICES, INC., a corporation organized and existing under the laws of the State of Kansas,

FIRST: That RAPID AIRCRAFT PARTS INVENTORY AND DISTRIBUTION COMPANY, LLC and HAWKER BEECHCRAFT SERVICES, INC. (hereinafter sometimes referred to as the “Constituent Companies”) have entered into a Plan and Agreement of Merger (the “Agreement”), dated as of December 18, 2009, but effective as of January 1, 2010 at 8:01 a.m. CST, which sets forth the terms and conditions of a merger by and between the Constituent Companies (the “Merger”), which has been approved, adopted, certified, executed, and acknowledged in accordance with K.S.A. 17-6701(c) and K.S.A. 17-7705 and amendments thereto.

SECOND: That the name of the surviving corporation of said merger is HAWKER BEECHCRAFT SERVICES, INC. (the “Surviving Corporation”), and its articles of incorporation and bylaws in effect on the Effective Date, as hereinafter defined, shall be and remain the articles of incorporation and bylaws of the Surviving Corporation.

THIRD: That the executed Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 10511 East Central, Wichita, Kansas 67206.

FOURTH: That upon the request of any stockholder or member of the Constituent Companies, a copy of said Agreement will be provided without cost to such stockholder by the Surviving Corporation.

FIFTH: The Merger shall be effected by and be given effect on January 1, 2010 at 8:01 a.m. CST (the “Effective Date”), and this Certificate of Merger shall be filed in the office of the Secretary of State of Kansas.

IN WITNESS WHEREOF, we have hereunto set our hands as of this 18th day of December, 2009.

RAPID AIRCRAFT PARTS INVENTORY AND DISTRIBUTION COMPANY, LLC		HAWKER BEECHCRAFT SERVICES, INC.

By:	/s/ Christi R. Tannahill	By:	/s/ Christi R. Tannahill
	Christi R. Tannahill, President		Christi R. Tannahill, President

Attest:		Attest:

/s/ Lisa Haffner		/s/ David W. Lambertz
Lisa Haffner, Assistant Secretary		David W. Lambertz, Secretary